Exhibit 99.1

Energy XXI Gulf Coast Provides Preliminary Results of March 31, 2017 Independent Reserve Engineer Report

HOUSTON – April 27, 2017 – Energy XXI Gulf Coast, Inc. (“EGC” or the “Company”) (NASDAQ:EXXI) today provided preliminary results of its third-party independent reserve engineer report as of March 31, 2017 that is being prepared by Netherland Sewell and Associates, Inc. (NSAI). The final report is expected to be delivered during the week of May 8, 2017. In recent years, the Company had utilized third-party engineers to audit its internal calculations of reserves, but has not had a fully-engineered third-party report prepared since 2012. The Company previously disclosed that under the terms of its First Lien Exit Credit Agreement, a third party engineer report would be required annually, with the first report due by May 31, 2017. The last internally-prepared report was done as of December 31, 2016.

Total SEC proved reserves as of March 31, 2017 in the report being prepared by NSAI are expected to be in the range of 100 to 115 million barrels of oil equivalent. This preliminary estimate of total SEC proved reserves as of March 31, 2017 compared with the reserves reported as of year-end 2016 reflects the impact of production during the first quarter of 2017, changes in commodity pricing since year-end 2016, and the Company’s expectations with respect to higher capital costs, increased lease operating expenses, repairs, maintenance and workover costs. Proved reserves as of March 31, 2017 based on forward strip commodity pricing on that date is estimated to be in the range of 105 to 125 million barrels of oil equivalent.

The present value of the preliminary March 31, 2017 proved reserves discounted at 10% (“PV-10 Value”) is estimated to be in the range of zero PV-10 to $100 million of PV-10 utilizing SEC 12-month average pricing of $47.62 per barrel of oil and $2.73 per thousand cubic feet of natural gas, before differentials. The same factors that affected the change in reserves compared with year-end 2016 also impacted their PV-10 value. Utilizing forward strip commodity prices as of March 31, 2017 of $51.55 per barrel of oil and $3.31 per thousand cubic feet, before differentials, the PV-10 value is estimated to be in the range of $250 to $450 million.

The Company intends to disclose the final NSAI reserve report in a public filing after it is received by the Company.

Douglas E. Brooks, Chief Executive Officer and President remarked, “The transition to a fully-engineered reserve report from a reserve volume audit is a very rigorous process. Our staff and management have been deeply involved in that process and will continue to engage with our independent reserve engineers in active dialogue as is typical in such annual third-party reserve compilations. We believe this transition was a necessary and key step as we move forward with our long-term strategic plan. We remain excited about our future growth capacity that is possible from the combination of our portfolio of core Gulf of Mexico properties and our strong balance sheet. Our management team believes there is significant upside value in the Company’s non-proved resource base, especially at higher commodity prices, that will not be reflected in that engineering report.”

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to the intent, beliefs, plans, or expectations of EGC are based upon current expectations and are subject to a number of risks, uncertainties, and assumptions. It is not possible to predict or identify all such factors and the following list should not be considered a complete statement of all potential risks and uncertainties relating to emergence from Chapter 11, the recent change in EGC’s senior management team, or EGC’s oil and gas reserves, including, but not limited to: (i) the PV-10 and reserve volumes reported in the final NSAI reserve report, (ii) the level of potential upside actually realized by EGC from its non-proved resource base, (iii) the effects of the departure of EGC’s senior leaders on the Company’s employees, suppliers, regulators and business counterparties, (iv) the increased advisory costs incurred in connection with executing the reorganization, (v) the impact of restrictions in the exit financing on EGC’s ability to make capital investments and pursue strategic growth opportunities and (vi) other risks and uncertainties. These risks and uncertainties could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of the Transition Report on Form 10-K for the transition period ended December 31, 2016 filed by EGC for more information. EGC will file reports and other information with the SEC going forward. EGC assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About the Company

Energy XXI Gulf Coast, Inc. is an independent oil and natural gas development and production company whose assets are primarily located in the U.S. Gulf of Mexico waters offshore Louisiana and Texas. The Company’s near-term strategy emphasizes exploitation of key assets, enhanced by its focus on financial discipline and operational excellence. To learn more, visit EGC’s website at www.EnergyXXI.com.

Investor Relations Contact

Al Petrie

Investor Relations Coordinator

713-351-0617

apetrie@energyxxi.com

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